INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

Filed by the registrant       /x/
Filed by a party other than the registrant        / /
Check the appropriate box:

/ /  Preliminary proxy statement

/x/  Definitive proxy statement

/ /  Definitive additional materials

/ /  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12


                               JOHNSON & JOHNSON
------------------------------------------------------------------------------
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               JOHNSON & JOHNSON
------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

/x/  $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or Rule
     14a-6(i)(2).

/ /  $500 per each party per Exchange Act Rule 14a-6(i)(3), or Rule
     14a-6(i)(2).

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


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[LOGO]


NOTICE OF ANNUAL MEETING AND
PROXY STATEMENT

                                                                March 12, 1996

     The Annual Meeting of the Stockholders of Johnson & Johnson will be held on April 25, 1996 at 10:00 a.m. at the Hyatt Regency Hotel, Two Albany Street, New Brunswick, New Jersey, to:

     1. Elect directors;

     2. Consider and act upon a proposal to approve the Johnson & Johnson Executive Incentive Plan to satisfy certain Internal Revenue Code requirements;

     3. Consider and act upon a proposal to ratify the appointment of Coopers & Lybrand L.L.P. as the Company's independent auditors; and

     4. Transact such other business as may properly come before the meeting.

     Stockholders are cordially invited to attend the meeting. If you are a stockholder of record and plan to attend, please complete and return the enclosed Request for Admission Card. If you are a stockholder whose shares are not registered in your own name and you plan to attend, please request an Admission Card by writing to the Office of the Secretary, WH 2132, Johnson & Johnson, One Johnson & Johnson Plaza, New Brunswick, New Jersey 08933. Evidence of your stock ownership, which you can obtain from your bank, stockbroker, etc., must accompany your letter.

                                      By order of the Board of Directors,


                                            PETER S. GALLOWAY
                                               Secretary



                     PLEASE SIGN, DATE AND RETURN YOUR PROXY
                     CARD PROMPTLY IN THE ENCLOSED ENVELOPE

                              GENERAL INFORMATION

     STOCKHOLDERS ENTITLED TO VOTE. Holders of shares of the Common Stock of the Company of record at the close of business on February 27, 1996 are entitled to notice of and to vote at the Annual Meeting of Stockholders and at any and all adjournments of the meeting. Each share entitles its owner to one vote. The holders of a majority of the shares entitled to vote at the meeting must be present in person or represented by proxy in order to constitute a quorum for all matters to come before the meeting. On the record date there were 666,316,374 shares outstanding.

     Other than the election of directors, which requires a plurality of the votes cast, each matter to be submitted to the stockholders requires the affirmative vote of a majority of the votes cast at the meeting. For purposes of determining the number of votes cast with respect to a particular matter, only those cast "For" or "Against" are included. Abstentions and broker non-votes are counted only for purposes of determining whether a quorum is present at the meeting.

     PROXY SOLICITATION. The accompanying proxy is solicited by the Board of Directors of the Company. In that connection, this Proxy Statement is being mailed to the stockholders on or about March 12, 1996 concurrently with the mailing of the Company's 1995 Annual Report. In addition to this solicitation by mail, several regular employees of the Company may solicit proxies in person or by telephone. The Company has also retained the firm of Georgeson & Company, Inc. to aid in the solicitation of brokers, banks, institutional and other stockholders for a fee of approximately $11,500. All costs of the solicitation of proxies will be borne by the Company. Stockholders who execute proxies may revoke them at any time before they are voted by executing a later dated proxy, by voting by ballot at the meeting or by giving written notice to the Secretary of the Company. On the accompanying proxy a stockholder may substitute the name of another person in place of those persons presently named as proxies. In order to vote, a substitute must present adequate identification to the Secretary before the voting occurs.

     PRINCIPAL STOCKHOLDER. As of January 31, 1996, The Robert Wood Johnson Foundation, located at Princeton Forrestal Center, Plainsboro Township, New Jersey, was the only stockholder known to the Company to have the power to vote or to direct the voting and/or the power to dispose or to direct the disposition of more than 5% of the Company's outstanding Common Stock. On that date the Foundation was the holder of 38,336,897 shares (5.9%) of the Company's outstanding Common Stock.

     STOCKHOLDER PROPOSALS. To be included in the Board of Directors' proxy statement for the 1997 Annual Meeting of Stockholders, a stockholder proposal must be received by the Company on or before November 12, 1996. Proposals should be directed to the attention of the Secretary at the principal office of the Company, One Johnson & Johnson Plaza, New Brunswick, New Jersey 08933.

                             ELECTION OF DIRECTORS

     NOMINEES. There are 15 nominees for election as directors of the Company to hold office until the next Annual Meeting and until their successors have been duly elected and qualified.

     If the enclosed proxy is properly executed and received in time for the meeting, it is the intention of the persons named in the proxy to vote the shares represented thereby for the persons nominated for election as directors unless authority to vote shall have been withheld. If any nominee should refuse or be unable to serve, an event not anticipated, the proxy will be voted for such person as shall be designated by the Board of Directors to replace such nominee.

     Except for Mr. James G. Cullen, who was elected to the Board of Directors in September of 1995, all of the nominees were elected to the Board at the last Annual Meeting and all are currently serving as directors of the Company.

     Following are summaries of the background and business experience and descriptions of the principal occupations of the nominees.


          JAMES W. BLACK, M.D., FRS, FRCP, Professor of Analytical Pharmacology, Rayne Institute, King's College School of Medicine, London, England.

          Dr. Black, 71, was elected to the Board of Directors in 1989. He is Chairman of the Science and Technology Advisory Committee and is employed by the Company as a consultant. Dr. Black is Professor and
(Photo) Head of the Department of Analytical Pharmacology at the Rayne Institute, King's College School of Medicine where he has been since 1984. He is also Chairman of the James Black Foundation, a non-profit research foundation, which is associated with the King's College School of Medicine and is funded by the Company. Dr. Black has previously held University teaching positions and research positions with Imperial Chemical Industries Ltd., Smith Kline and French Laboratories Limited and The Wellcome Foundation, Ltd. Dr. Black was awarded the Nobel Prize for Medicine in 1988.

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          GERARD N. BURROW, M.D., Dean of the Yale University School of
          Medicine.

          Dr. Burrow, 63, was elected to the Board of Directors in 1993 and is a member of the Benefits Committee and the Science and Technology Advisory Committee. He was named to his present position at the Yale
(Photo) Medical School in 1992 following service since 1988 as Vice Chancellor for health sciences and Dean of the University of California, San Diego School of Medicine. He previously served as a Professor and Chairman of the Department of Medicine at the University of Toronto and as Physician-in-Chief at Toronto General Hospital following earlier work in medical education, research and clinical practice. Dr. Burrow is a member of the Institute of Medicine of the National Academy of Sciences, the Society for Clinical Investigation and a Fellow of the American Association for the Advancement of Science.

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          JOAN GANZ COONEY, Chairman, Executive Committee, Children's Television
          Workshop.

          Mrs. Cooney, 66, was elected to the Board of Directors in 1978 and is a member of the Compensation Committee and the Benefits Committee. She co-founded the Children's Television Workshop as its Executive Director in 1968 and was named its President-CEO in 1970 and
(Photo) Chairman-CEO in 1988. She assumed her present responsibilities in 1990. The Workshop's activities include production of the well-known children's educational television programs Sesame Street, 3-2-1 Contact and Square One T.V. and Ghostwriter. Mrs. Cooney is a Director of Metropolitan Life Insurance Company, the Museum of Television and Radio and The Columbia Presbyterian Medical Center of New York, as well as a Trustee of the Educational Broadcasting Corporation (Channel 13/WNET, New York City) and the National Child Labor Committee.

          JAMES G. CULLEN, Vice Chairman, Bell Atlantic Corporation.

          Mr. Cullen, 53, was elected to the Board of Directors in September 1995 and is a member of the Compensation Committee and the Audit
(Photo) Committee. Mr. Cullen assumed his present position with Bell Atlantic Corporation in February, 1995 after having been President since February of 1993. He was President and Chief Executive Officer of Bell Atlantic-New Jersey, Inc. from 1989 to 1993. He is a Director of Prudential Life Insurance Company.

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          PHILIP M. HAWLEY, Retired Chairman of the Board and Chief Executive
          Officer, The Broadway Stores, Inc.

          Mr. Hawley, 70, was elected to the Board of Directors in 1988 and is a
(Photo) member of the Compensation Committee and the Benefits Committee. He served as Chairman and Chief Executive Officer of The Broadway Stores, Inc. (formerly Carter Hawley Hale Stores, Inc.) from 1983 to his retirement in 1993. Mr. Hawley is also a Director of AT&T Corp., Atlantic Richfield Company, BankAmerica Corporation and Weyerhaeuser Company. He is a member of the Conference Board and a member of The Business Council.

-------------------------------------------------------------------------------

         CLARK H. JOHNSON, CMA, Member, Executive Committee; Vice President, Finance.

         Mr. Johnson, 60, was elected to the Board of Directors in 1988. He was named Chief Financial Officer in 1988 after having been General Controller since 1977. Mr. Johnson joined Johnson & Johnson in 1953
(Photo) and held a variety of financial positions with several affiliated companies before being named Assistant Corporate Controller of Johnson & Johnson in 1975 and General Controller in 1977. Mr. Johnson serves as a Trustee of Fairleigh Dickinson University and on the Executive Committee of the Institute of Management Accountants. He served as Chairman of the Institute of Certified Management Accountants and as a Trustee of the Financial Accounting Foundation.

         ANN DIBBLE JORDAN, Former Director, Social Services Department, Chicago Lying-In Hospital, University of Chicago Medical Center.

         Mrs. Jordan, 61, was elected to the Board of Directors in 1981 and is a member of the Audit Committee and the Public Policy Advisory Committee. She assumed her previous responsibilities at Chicago Lying-In Hospital in 1970 after having served as a Caseworker and then a Senior
(Photo) Caseworker at the University of Chicago Hospital. She is also a former Assistant Professor at the University of Chicago School of Social Service Administration. She is a Director of Automatic Data Processing, The Hechinger Company, Salant Corporation and Travelers Inc. Mrs. Jordan is a Director of The Phillips Collection, The Child Welfare League and of the National Symphony Orchestra.

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         ARNOLD G. LANGBO, Chairman of the Board and Chief Executive Officer,
         Kellogg Company.

         Mr. Langbo, 58, was elected to the Board of Directors in 1991 and is a member of the Audit Committee and the Compensation Committee. Mr. Langbo assumed his present position with Kellogg Company in January of 1992 after having been President and Chief Operating Officer since
(Photo) December of 1990. Mr. Langbo joined Kellogg Canada Inc. in 1956 and served in a number of management positions in Canada and the United States before being named President of Kellogg International in 1986. Mr. Langbo is a Director of Kellogg Company and Whirlpool Corporation. He is also a member of the Advisory Board of the J. L. Kellogg Graduate School of Management at Northwestern University and a member of the Board of Trustees of Albion College.

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         RALPH S. LARSEN, Chairman, Board of Directors and Chief Executive
         Officer; Chairman, Executive Committee.

         Mr. Larsen, 57, was elected to the Board of Directors in 1987 and appointed to the Executive Committee in 1986. He assumed his present responsibilities in 1989. He joined the Company in 1962 as a manufacturing trainee with Johnson & Johnson Products, Inc. and was
(Photo) named Vice President of Marketing for the McNeil Consumer Products Company in 1980. He left Johnson & Johnson for two years as President of Becton Dickinson's Consumer Products Division and returned to Johnson & Johnson as President of its Chicopee subsidiary in 1983. Mr. Larsen was appointed Company Group Chairman in 1986 before being appointed Vice Chairman of the Executive Committee and Chairman of a Sector Operating Committee later in 1986. Mr. Larsen is a Director of Xerox Corporation, The New York Stock Exchange and AT&T Corp. He is also Vice Chairman of The Business Council and a member of the Policy Committee of The Business Roundtable. He serves on the Board of the U.S. Committee for UNICEF and the United Way of Tri-State.

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                                       5

         JOHN S. MAYO, PH.D., President Emeritus, AT&T Bell Laboratories.

         Dr. Mayo, 66, was elected to the Board of Directors in 1986 and is a member of the Science and Technology Advisory Committee and Chairman of the Public Policy Advisory Committee. He became President of AT&T Bell Laboratories in 1991 after having served as Director of the Ocean Systems Laboratory, Executive Director of the Ocean Systems Division, Executive Director of the Toll Electronic Switching Division, Vice
(Photo) President of Electronics Technology, Executive Vice President of Network Systems and Senior Vice President, Network Systems and Network Services. He became President Emeritus in 1995. Dr. Mayo is a member of the National Academy of Engineering and a fellow of the Institute of Electrical and Electronic Engineers. He is a member of the Boards of Trustees of Polytechnic University, the Liberty Science Center (Chairman), the Kenan Institute for Engineering, Technology and Science; the Board of Overseers for the New Jersey Institute of Technology; and served on the Board of Directors of the National Engineering Consortium, Inc. Dr. Mayo was awarded the National Medal of Technology in 1990, the Industrial Research Institute Medal in 1992, and the Navy League New York Council Roosevelts Gold Medal for Science in 1993.

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         THOMAS S. MURPHY, Former Chairman of the Board and Chief Executive
         Officer, Capital Cities/ABC, Inc.

         Mr. Murphy, 70, was elected to the Board of Directors in 1980 and is Chairman of the Compensation Committee. He joined Capital Cities when it was founded in 1954 and served as Chairman and Chief Executive Officer from 1966 until its acquisition by The Walt Disney Company in February 1996. From June 1990 to February 1994 he served as Chairman
(Photo) of the Board only. Capital Cities/ABC operates the ABC Television Network and eight affiliated television stations, radio networks and radio stations; provides programming for cable television; is partnered with international broadcasters in program production and distribution ventures as well as broadcast and cable television services overseas; and publishes daily and weekly newspapers and trade publications. Mr. Murphy is a Director of The Walt Disney Company and Texaco Inc. He is Chairman of the New York University Medical Center Board and a member of the Board of Overseers of Harvard College.

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         PAUL J. RIZZO, Retired Vice Chairman, International Business Machines
         Corporation.

         Mr. Rizzo, 68, was elected to the Board of Directors in 1982 and is Chairman of the Benefits Committee and a member of the Audit Committee. He first retired from International Business Machines
(Photo) Corporation as Vice Chairman in 1987, and became Dean of the Kenan-Flagler Business School at the University of North Carolina-Chapel Hill. He returned to International Business Machines Corporation in 1993 as Vice Chairman and retired from that position in 1994. He is a partner in Franklin St. Partners, an investment firm. Mr. Rizzo is a director of The McGraw-Hill Companies, Inc., Ryder Systems. Inc. and the Morgan Stanley Group.

         MAXINE F. SINGER, PH.D., President of the Carnegie Institution of Washington.

         Dr. Singer, 65, was elected to the Board of Directors in 1991 and is a member of the Science and Technology Advisory Committee and the Public Policy Advisory Committee. Dr. Singer became President of the Carnegie
(Photo) Institution of Washington in 1988 after serving for over thirty years at the National Institutes of Health where she advanced to be Chief of the Laboratory of Biochemistry at NIH's National Cancer Institute. Dr. Singer is a member of the National Academy of Sciences, the American Philosophical Society, the Pontifical Academy of Sciences and the Governing Board of the Weizmann Institute of Science.

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         ROGER B. SMITH, Retired Chairman of the Board and Chief Executive
         Officer, General Motors Corporation.

         Mr. Smith, 70, was elected to the Board of Directors in 1985 and is Chairman of the Audit Committee and a member of the Benefits Committee. He retired as Chairman of General Motors Corporation in
(Photo) 1990. He is a member of the Business Council and serves as a Trustee of the Alfred P. Sloan Foundation. Mr. Smith also serves on the Board of Directors of Citicorp/Citibank, N.A., International Paper Company and PepsiCo, Inc.

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         ROBERT N. WILSON, Vice Chairman, Board of Directors and Vice Chairman,
         Executive Committee.

         Mr. Wilson, 55, was elected to the Board of Directors in 1986. He joined the Company in 1964, served in several sales and marketing management positions and was appointed Company Group Chairman in 1981
(Photo) and appointed to the Executive Committee in 1983. He was appointed Chairman of a Sector Operating Committee in 1985 and was appointed Vice Chairman of the Board of Directors in 1989. He assumed his expanded responsibilities as Vice Chairman of the Executive Committee in 1994. Mr. Wilson is also a Director of U.S. Trust Corporation.

STOCK OWNERSHIP/CONTROL

     The following table sets forth information regarding beneficial ownership of the Company's Common Stock owned by each nominee for director and each executive officer named in the Summary Compensation Table and by all directors and executive officers as a group. Each of the individuals/groups listed below is the owner of less than one percent of the Company's outstanding shares, except as described below. Because they serve as co-trustees of two trusts which hold stock for the benefit of others, Messrs. Larsen and Wilson "control" an additional 5,218,864 shares of the Company's stock in which they have no economic interest. In addition to such shares, the directors and executive officers as a group own/control a total of 802,554 shares, the aggregate of 6,021,418 shares representing approximately 1% of the shares outstanding. All stock ownership is as of January 31, 1996.

                                              NUMBER OF COMMON    SHARES UNDER
                                                  SHARES          EXERCISABLE
 NAME                                             (1)(2)          OPTIONS (3)
 ----                                        -----------------    -----------
 James W. Black .........................         2,664
 Gerard N. Burrow .......................         2,915
 Joan Ganz Cooney .......................         5,028
 James G. Cullen ........................           443
 George S. Frazza .......................       173,415             114,650
 Ronald G. Gelbman ......................        30,246              84,360
 Philip M. Hawley .......................         4,274
 Clark H. Johnson .......................        47,125             127,280
 Ann Dibble Jordan ......................         3,796
 Arnold G. Langbo .......................         5,013
 Ralph S. Larsen ........................       125,728             413,400
 John S. Mayo ...........................        19,297
 Thomas S. Murphy .......................        62,418
 Paul J. Rizzo ..........................        33,865
 Maxine F. Singer .......................         6,856
 Roger B. Smith .........................        20,527
 Robert N. Wilson .......................       223,332             244,620

 All directors and executive
 officers as a group (20),
 including those named above ............       802,554           1,138,130

-------------

(1) Includes an aggregate of 123,231 Common Stock equivalent units credited to nonemployee nominees under the Deferred Fee Plan for Nonemployee Directors.

(2) The shares described as "owned" are shares of the Company's Common Stock owned by each listed person and by members of his or her household and are held either individually, jointly or pursuant to a trust arrangement.

(3) Includes shares under options exercisable on January 31, 1996 and options which become exercisable within 60 days thereafter.

     DIRECTORS' FEES, COMMITTEES AND MEETINGS. Directors who are employees of the Company receive no compensation for their services as directors or as members of committees. Each director who is not an employee of the Company receives an award valued at approximately $10,000 in the form of Company Common Stock upon first becoming a member of the Board of Directors and receives an annual fee of $60,000 for his or her services as director. Of such annual fee, $15,000 is required to be deferred in Common Stock equivalent units under the Deferred Fee Plan for Nonemployee Directors until termination of his or her directorship. In addition, directors receive $5,000 for service on a committee of the Board of Directors; $8,000 if chairperson of the committee. Nonemployee directors receive a meeting fee of $1,500 per day for committee meetings held on days other than Board of Directors meeting days. A director may elect to defer payment of all or a part of the fees until termination of his or her directorship. Deferred fees (other than the required deferral referred to above) may earn additional amounts based either on the increase in value of units under the Certificate of Extra Compensation Program or on a hypothetical investment in the Company's Common Stock. All Common Stock equivalent units held in each nonemployee director's Deferred Fee Account receive dividend equivalents.

     Sir James Black serves as a scientific consultant to the Company at an annual fee of $10,000. Dr. Black is also a member of the Company's Bio-Science Advisory Committee and receives a fee of $3,000 for attendance at each meeting of the Committee.

     During the last fiscal year the Board of Directors met seven times. Each director attended at least 75% of the total meetings of the Board of Directors and the committees on which they served, other than Mr. Hawley who attended 73%.

     The Board of Directors has a standing Audit Committee and Compensation Committee. The Board of Directors has no standing Nominating Committee; however, the Board of Directors serves as a Nominating Committee of the whole. The Board considers suggestions from many sources, including stockholders, regarding possible candidates for director. Such suggestions, together with appropriate biographical information, should be submitted to the Secretary of the Company.

     The members of the Audit Committee are Mr. Cullen, Mrs. Jordan, Mr. Langbo, Mr. Rizzo and Mr. Smith (Chairman). The Audit Committee assists the Board of Directors in fulfilling its responsibilities of ensuring that management is maintaining an adequate system of internal controls such that there is reasonable assurance that assets are safeguarded and that financial reports are properly prepared; that there is consistent application of generally accepted accounting principles; and that there is compliance with management's policies and procedures. In performing these functions, the Audit Committee meets periodically with the independent auditors, management, and internal auditors to review their work and confirm that they are properly discharging their respective responsibilities. In addition, the Audit Committee recommends the independent auditors for appointment by the Board of Directors. The Audit Committee met three times during the last fiscal year.

     The members of the Compensation Committee are Mrs. Cooney, Mr. Cullen, Mr. Hawley, Mr. Langbo and Mr. Murphy (Chairman). The primary function of the Compensation Committee is to review the compensation philosophy and policy of the Management Compensation Committee, a non-Board committee composed of Messrs. Larsen (Chairman), Wilson (Vice Chairman), Fine (Vice President, Administration) and Johnson (Vice President, Finance) which determines management and executive compensation and establishes fringe benefit and other compensation policies. The compensation of the members of the Executive Committee (which includes the members of the Management Compensation Committee) is determined by the Compensation Committee. The Compensation Committee is also responsible for the administration of the Company's stock option plans and is the approving authority for management recommendations with respect to option grants. The members of the Compensation Committee are not eligible to become optionees under the plans. During the last fiscal year there were three meetings of the Compensation Committee.

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
                       COMPENSATION COMMITTEE OF THE BOARD

     The Compensation Committee is comprised entirely of nonemployee, independent members of the Board of Directors. It is the Compensation Committee's responsibility to review, recommend and approve changes to the Company's compensation policies and programs. It is also the Committee's responsibility to review and approve all compensation actions for the Chief Executive Officer and members of the Executive Committee.

              JOHNSON & JOHNSON COMPENSATION POLICY AND OBJECTIVES

     Johnson & Johnson's executive compensation programs are designed to enable the Company to attract, retain and motivate the high caliber of executives required for the success of the business. Overall, the intent of Johnson & Johnson's Executive Compensation Program is to provide compensation opportunities which are comparable to the opportunities provided by a select group of high performing, growth companies similar to Johnson & Johnson. This objective is achieved through a variety of compensation programs, summarized below, which support both the current and long term performance of the business.

     The primary responsibility of the Company's Chief Executive Officer and executive officers is to ensure the long-term health and growth of the Company. This responsibility is summarized in the Johnson & Johnson Credo, which defines the obligations of Johnson & Johnson employees to strengthen the ethical, human and business foundations of the Company. The Credo describes the responsibilities of the Company to its customers and others with whom it does business, to its employees, to the communities in which the Company has a presence as well as to the world community, and to its stockholders. The Credo merges these business and ethical responsibilities by stating: "When we operate according to these principles, the stockholders should realize a fair return."

     The compensation of Johnson & Johnson's Chief Executive Officer is determined by the Compensation Committee of the Board of Directors based on its assessment of the Company's financial and non-financial performance against the background of the factors and principles outlined in the Credo. With respect to financial performance, the Committee has identified several factors which are critical to the success of the business, including Sales Growth, Earnings Per Share (EPS) Growth, increase in Cash Flow, New Product Flow and growth in Stockholder Value. In evaluating performance against these factors, Johnson & Johnson's results are compared to results of a premium group of high performing companies in the consumer, pharmaceutical and professional health care fields with comparable sales volumes and above average EPS growth rates and financial strength. These companies include those in the Standard & Poor's Diversified Health Care Index referred to in the Stockholder Return Performance Graph which meet these criteria.

     Sales Growth is measured as the percentage increase in sales volume from one year to the next. EPS Growth is assessed in the same manner. Cash Flow is measured as the Net Cash Flows from Operating Activities as reported in the Consolidated Statement of Cash Flows. Stockholder Value is measured as the increase in stock price plus dividend return over a five year period. New Product Flow is assessed by reviewing the percentage of sales resulting from the sale of new products introduced in the past five years.

     The Compensation Committee believes it is crucial that these financial and non-financial factors are managed well, in order to ensure superior return to Johnson & Johnson's stockholders over the long term. Therefore, while performance in these areas is reviewed on an annual basis, the primary consideration in assessing performance is Corporate results over a longer period, usually five years. No specific fixed weighting or formula is applied to these factors in determining performance. Rather, the Compensation Committee exercises its judgement in evaluating these factors and in determining appropriate compensation.

     A discussion of 1995 performance reviewed by the Compensation Committee can be found under "Decisions on 1995 Compensation".


                   JOHNSON & JOHNSON'S COMPENSATION PROGRAMS

BASE SALARY

     The Base Salary for all employees exempt from the Fair Labor Standards Act
(FLSA), which includes executives, is managed through the Johnson & Johnson Salary Administration Program. Under this Program, increases in Base Salary are governed by guidelines covering three factors: Merit (an individual's performance); Market Parity (to adjust salaries of high performing individuals based on the competitive market); and Promotions (to reflect increases in responsibility). In assessing Market Parity, the Company targets to pay base salaries which are, overall, at the median of the select group of premium companies referred to above.

     These guidelines are set each year and vary from year-to-year to reflect the competitive environment and to control the overall cost of salary growth. Individual merit increases are based on performance and can range from 0% to 200% of the merit guideline.

     The domestic salary guideline for all exempt employees for 1995 was 3.8% for merit increases plus 1% for market parity and 1% for promotion adjustments. The domestic salary guideline for 1996 has been set at 4.0% for merit increases plus 1% for market parity and 1% for promotion adjustments.

CASH AND STOCK INCENTIVE COMPENSATION PROGRAMS

     To reward performance, Johnson & Johnson provides eligible executives with additional current compensation in the form of executive bonus and stock awards. The total target value of the Cash Bonus plus the Stock Compensation Award is set at a level that is at a median position compared with annual incentives provided by other companies in the premium community. Actual awards against target vary based on the financial and non-financial performance factors discussed above and individual contribution. No fixed weighting or formula is applied by the Compensation Committee to corporate performance versus individual performance in determining incentive cash bonus and stock awards for the Chief Executive Officer and executive officers. Such incentive bonus and stock awards can range from zero, in the case of poor performance, up to 200% of the target amount if the performance is judged to be exceptional. For the Chief Executive Officer and executive officers the amount of the total target incentive is divided between cash and stock.

STOCK OPTIONS

     The Stock Option Plan is a long-term plan designed to link executive rewards with stockholder value over time. Johnson & Johnson's award practice is unique in comparison to other companies. Stock Option awards are not based on an annual value. They are designed around the concept of a "career multiple" of salary.

     Under a career multiple, awards are granted to maintain an executive's total option holdings at a specified multiple of salary. Option holdings are the sum of all unexpired option grants (i.e., less than 10 years old), valued at the market price on the original date of grant.

     When an executive becomes eligible, the appropriate option holdings multiple is determined based on the range available and performance. Once the performance based option multiple is determined, the value of that multiple is awarded in the first year of eligibility. In subsequent years, the executive's option value multiple is reassessed based upon the applicable range that year and performance. Additional grants are made, if necessary, to bring the executive's option holdings to the multiple of pay determined for that year. As a result, awards can, and typically do, vary significantly from year to year.

     No stock option awards are made in the absence of satisfactory performance. Performance is evaluated by the Compensation Committee based on the executive's individual contribution to the long term health and growth of the Company and the Company's performance based on the factors discussed above. No fixed weighting or formula is applied to corporate performance versus individual performance in determining stock option awards. Specifically, for the Chief Executive Officer and other named Executive Officers, the Committee does not apply a mathematical formula which relates financial and/or non-financial performance to the number of options awarded.

     In the event that the stock price declines to a level below the option grant price, options are not revalued or reissued. Vesting in awards generally occurs over a period of six years.

CERTIFICATES OF EXTRA COMPENSATION

     Certificates of Extra Compensation (CECs) provide deferred compensation which is paid at the end of an executive's career. CECs are performance units which measure the Company's value based on a formula composed of one half of the Company's net asset value and one half of its earning power value, relative to the number of shares of Johnson & Johnson Common Stock outstanding. Earning power value is calculated by taking the capitalized value of earnings averaged over the previous five years.

     The CEC program uniquely reflects Johnson & Johnson's commitment to the long term. No awards are paid out to executives during employment. Although the units vest over a five year period from grant, the final value of those units is not determined until retirement or termination of employment. The value of the program is purely performance driven. The Company pays dividend equivalents on units awarded. Dividend equivalents are paid at the same rate provided to stockholders on a share of Johnson & Johnson Common Stock, and are paid quarterly.

     Awards of CECs to the Chief Executive Officer and executive officers are targeted to provide an above average long-term compensation opportunity as compared to the premium community. Award amounts are based on the Compensation Committee's evaluation of individual performance, based on the executive's individual contribution to the long term health and growth of the Company and the Company's performance based on the factors discussed above. No fixed weighting or formula is applied to corporate performance versus individual performance in determining CEC awards.

DECISIONS ON 1995 COMPENSATION

     Johnson & Johnson's performance for the most recent five year period exceeded that of the premium community companies in all financial factors considered: Sales Growth, Stockholder Value, EPS Growth Rate and increase in Cash Flow. The Company met its goal for New Product Flow.

     With respect to non-financial performance, management continued to excel in the area of managing Credo responsibility. Various initiatives undertaken by Johnson & Johnson embody the principles of the Credo by addressing its responsibilities to its customers, employees and the community.

     Mr. Larsen's compensation awards were made based upon the Compensation Committee's assessment of the Company's financial performance in the five areas outlined above and its non-financial performance against the background of the Credo as outlined above.

     The above performance results were evaluated based on the overall judgement of the Compensation Committee with no fixed or specific mathematical weighting applied to each element of performance. Based on the Compensation Committee's judgement, compensation awards for 1995 were made at target.

     Mr. Larsen was awarded a salary increase for 1995 of 9.2% versus a 5.8% total performance guideline. The 1995 annual incentive for the Chief Executive Officer was approximately 10% above target reflecting the Company's outstanding performance for 1995 and the sustained performance of the Company over the past several years. Approximately one half of the annual incentive was provided in cash with the balance paid in Johnson & Johnson Common Stock. Stock Option grants were awarded during 1995 to the Chief Executive Officer which maintain his holdings value at the target multiple of pay. A grant of Certificate of Extra Compensation was made to Mr. Larsen to maintain his 1996 accrual at the competitive target.

TAX DEDUCTIBILITY CONSIDERATIONS

     The Compensation Committee has reviewed the Company's compensation plans with regard to the deduction limitation under the Omnibus Budget Reconciliation Act of 1993 (the "Act") and the final regulations interpreting the Act which have recently been adopted by the Internal Revenue Service and the Department of the Treasury. Based on this review, the Committee has determined that the Johnson & Johnson Stock Option Plans, as previously approved by stockholders, meet the requirements for deductibility under the Act. In order to permit the future deductibility of cash bonus and stock incentive awards for certain executive officers of the Company, the Committee and the Board of Directors have adopted an Executive Incentive Plan which is subject to approval by stockholders. See page 18. The Committee continues to be concerned that the prerequisites for deductibility of compensation set forth under the Act could impair the Committee's ability to exercise its discretion to act in the best interests of the stockholders in establishing compensation. Therefore, the Committee will continue to assess what further action, if any, may be appropriate in the future to meet the deductibility requirements.

                                        Thomas S. Murphy, Chairman
                                        Joan G. Cooney
                                        James G. Cullen
                                        Philip M. Hawley
                                        Arnold G. Langbo

                      STOCKHOLDER RETURN PERFORMANCE GRAPH

     Set forth below is a line graph comparing the cumulative total stockholder return on the Company's Common Stock against the cumulative total return of the Standard & Poor's 500 Stock Index and the Standard & Poor's Diversified Health Care Index for the period of five years commencing December 31, 1990 and ending December 31, 1995. The graph and table assume that $100 was invested on December 31, 1990 in each of the Company's Common Stock, the Standard & Poor's 500 Stock Index and the Standard & Poor's Diversified Health Care Index and that all dividends were reinvested. This data was furnished by Standard & Poor's Compustat Services, Inc.

               -- GRAPHICAL REPRESENTATION OF DATA TABLE BELOW --

--------------------------------------------------------------------------------------------------
                                     1990       1991       1992       1993       1994       1995
--------------------------------------------------------------------------------------------------
Johnson & Johnson                   $100.00    $162.31    $145.76    $132.60    $165.74    $263.71
--------------------------------------------------------------------------------------------------
S&P 500 Stock Index                 $100.00    $130.47    $140.41    $154.56    $156.60    $215.45
--------------------------------------------------------------------------------------------------
S&P Diversified Health Care         $100.00    $148.12    $126.47    $120.52    $140.45    $208.37
--------------------------------------------------------------------------------------------------


                             EXECUTIVE COMPENSATION

     The following table shows, for each of the last three fiscal years, the annual compensation paid by the Company, together with long term and other compensation for the Chief Executive Officer and the other four most highly compensated executive officers (the "Named Officers"), of the Company in all capacities in which they served:

                           SUMMARY COMPENSATION TABLE

                                     ANNUAL COMPENSATION            LONG TERM
                               ----------------------------------  COMPENSATION
    NAME                                                 OTHER        AWARDS
     AND                                                 ANNUAL       -------     ALL OTHER
  PRINCIPAL                                             COMPEN-       OPTIONS      COMPEN-
  POSITION             YEAR    SALARY($)     BONUS($)   SATION($)       (#)        SATION($)
  --------             ----    ---------     --------   ---------     -------     ----------
                                               (1)         (2)                       (3)
R. S. Larsen .......   1995   $1,005,000   $1,135,931   $534,456       25,500      $ 6,750
Chairman/CEO .......   1994      920,000      586,714    386,018       40,700        6,750
                       1993      890,000      448,125    331,740      142,500       10,613

R. N. Wilson .......   1995   $  750,000   $  873,069   $541,788       22,100      $ 6,750
Vice Chairman ......   1994      690,000      488,967    383,484       28,600        6,750
                       1993      665,000      388,750    341,693      109,100       10,613

C. H. Johnson ......   1995   $  437,500   $  457,000   $342,280       17,500      $ 6,750
Vice President, ....   1994      395,000      247,087    271,233       13,700        6,750
Finance ............   1993      380,000      200,000    218,687       47,700       10,613

G. S. Frazza .......   1995   $  425,000   $  448,375   $431,415       24,500      $ 6,750
Vice President, ....   1994      350,000      214,484    320,629       18,100        6,750
General Counsel ....   1993      338,000      170,375    265,677       42,500       10,613

R. G. Gelbman ......   1995   $  390,000   $  407,500   $168,873       13,700      $ 6,750
Worldwide Chairman .   1994      343,625      329,909    129,983       39,200        6,750
Pharmaceutical &
Diagnostics Group(4)

---------------

(1) Bonus amounts include both cash bonuses and stock awards.

(2) Amounts include dividend equivalents paid under the Certificate of Extra Compensation (CEC) Program (long term incentive plan).

(3) Amount shown is the Company's matching contribution to the 401(k) Plan.

(4) Mr. Gelbman became an executive officer of the Company during 1994.

STOCK OPTIONS

     The following table contains information concerning the grant of stock options under the Company's 1995 Stock Option Plan to the Named Officers during the Company's last fiscal year.

                        OPTION GRANTS IN LAST FISCAL YEAR
                                                     INDIVIDUAL GRANTS
                                  --------------------------------------------------------
                                     NUMBER OF     % OF TOTAL
                                    SECURITIES      OPTIONS                                  GRANT DATE
                                    UNDERLYING     GRANTED TO    EXERCISE                     PRESENT
                                     OPTIONS       EMPLOYEES      PRICE        EXPIRATION     VALUE(2)
 NAME                              GRANTED(#)(1)    IN 1995      ($/SH)           DATE           ($)
 ----                             --------------    -------      -------       -----------   -----------
Ralph S. Larsen ...............      25,500          0.3%         $86.25        11/30/05       $558,705
Robert N. Wilson ..............      22,100          0.3%         $86.25        11/30/05       $484,211
Clark H. Johnson ..............      17,500          0.2%         $86.25        11/30/05       $383,425
George S. Frazza ..............      24,500          0.3%         $86.25        11/30/05       $536,795
Ronald G. Gelbman .............      13,700          0.2%         $86.25        11/30/05       $300,167

-------------

(1) The options were granted at an exercise price equal to the fair market value of the Company's Common Stock on the date of grant. The options become exercisable over a six year period in increments of 20% per year beginning with the second anniversary of the date of grant except for the options granted to Mr. R. S. Larsen, Mr. R. N. Wilson, Mr. C. H. Johnson and Mr. G. S. Frazza which, like the vesting schedule for all executives in the Stock Option Plan over age 55, become exercisable over a four year period in increments of 40% beginning with the second anniversary of the date of grant and an additional 30% per year for each of the next two years. The grant date of the options was November 30, 1995.

(2) Based on a grant date present value of $21.91 per option share which was derived using the Black-Scholes option pricing model in accordance with the rules and regulations of the Securities and Exchange Commission and is not intended to forecast future appreciation of the Company's stock price. The Black-Scholes model was used with the following assumptions: volatility of 17.79% based on a historical weekly average over seven years; dividend growth of 14.77%; risk free interest rate of 5.65% based on a U.S. Treasury Strip of seven years; and a seven year option life.

OPTION EXERCISES AND FISCAL YEAR-END VALUES

     The following table sets forth information with respect to the Named Officers concerning the exercise of options during the last fiscal year and unexercised options held as of the end of the fiscal year:


                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES

                                                      NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                                                     UNDERLYING UNEXERCISED      IN-THE-MONEY OPTIONS AT
                          SHARES                   OPTIONS AT YEAR END 1995(#)      YEAR END 1995($)(1)
                        ACQUIRED ON    VALUE       ---------------------------  ---------------------------
  NAME                  EXERCISE(#)  REALIZED($)   EXERCISABLE   UNEXERCISABLE  EXERCISABLE   UNEXERCISABLE
  ----                  -----------  -----------   -----------   -------------  -----------   -------------
Ralph S. Larsen ......     --             --          413,400       168,100     $24,069,430    $5,429,958
Robert N. Wilson .....   32,000      $1,579,300       255,420       153,180     $14,955,267    $5,093,044
Clark H. Johnson .....    6,000      $  239,620       127,280        59,820     $ 6,951,628    $1,606,318
George S. Frazza .....     --              --         114,650        68,100     $ 6,343,162    $1,619,032
Ronald G. Gelbman ....   12,000      $  620,400        84,360        79,740     $ 5,020,488    $2,330,254

-------------

(1) Based on the New York Stock Exchange Composite closing price as published in the Wall Street Journal for the last business day of the fiscal year ($85.50).

CERTIFICATE OF EXTRA COMPENSATION PROGRAM

     The following table provides information concerning awards made during the last fiscal year under the Company's Certificate of Extra Compensation (CEC) Program.

              LONG-TERM INCENTIVE PLANS--AWARDS IN LAST FISCAL YEAR

                                                               ESTIMATED
                           NUMBER OF        PERIOD UNTIL         FUTURE
    NAME                   UNITS (#)          PAYOUT           PAYOUT ($)
    ----                   ---------        ------------       ----------
                                                 (1)               (2)
Ralph S. Larsen ........    92,000                             $2,315,640
Robert N. Wilson .......   114,000                              2,869,380
Clark H. Johnson .......    10,000                                251,700
George S. Frazza .......    30,000                                755,100
Ronald G. Gelbman ......    55,000                              1,384,350

-------------

(1) Awards are paid out upon retirement or other termination of employment.

(2) The value used is the value as of the end of the last fiscal year and was $25.17 per CEC unit. The value of the CEC units is subject to increase or decrease based on the performance of the Company.

     Since 1947, the Company has maintained a deferred compensation program under which awards of CEC units may be made to senior management and other key personnel of the Company and its subsidiaries worldwide. Typically, an award of CEC units provides for a specified number of units which vest over a five year period, though no awards are paid out to a participant until retirement or other termination of employment. During employment, dividend equivalents are paid to participants on CEC units in the same amount and at the same time as dividends on the Company's Common Stock. The CEC units are valued in accordance with a formula based on the Company's net assets and earning power over the five preceding fiscal years. Until paid at retirement or termination of employment, the final value of the CEC units is subject to increase or decrease based on the performance of the Company. The value as of the end of the last fiscal year was $25.17 per CEC unit. The cumulative number of CEC units earned as of the end of the last fiscal year by each of the Named Officers during their careers with the Company, valued for illustrative purposes at the $25.17 per unit value as of the end of the last fiscal year are: Mr. R. S. Larsen 326,200 CEC units ($8,210,454); Mr. R. N. Wilson 349,000 CEC units ($8,784,330); Mr. C. H. Johnson
196,600 CEC units ($4,948,422); Mr. G. S. Frazza 270,000 CEC units ($6,795,900)
and Mr. R. G. Gelbman 107,800 CEC units ($2,713,326).

RETIREMENT PLAN

     The following table shows the estimated annual retirement benefit payable on a straight life annuity basis to participating employees in the compensation and years of service classifications indicated, under the Company's Retirement Plan. The Retirement Plan generally covers salaried U.S. employees of the Company and designated subsidiaries on a non-contributory basis.

                               PENSION PLAN TABLE

 FIVE YEAR
  AVERAGE                  ANNUAL BENEFITS FOR YEARS OF SERVICE
  COVERED     -------------------------------------------------------------------
COMPENSATION  15 YEARS   20 YEARS   25 YEARS    30 YEARS     35 YEARS    40 YEARS
------------  --------   --------   --------    --------     --------    --------
$  400,000   $ 96,900   $129,200   $161,500   $  193,800   $  226,100   $  258,400
   500,000    121,900    162,600    203,200      243,800      284,500      325,100
   600,000    146,900    195,900    244,900      293,800      342,800      391,800
   700,000    171,900    229,200    286,500      343,900      401,200      458,500
   800,000    196,900    262,600    328,200      393,900      459,500      525,100
   900,000    221,900    295,900    369,900      443,900      517,800      591,800
 1,000,000    246,900    329,300    411,600      493,900      576,200      658,500
 1,100,000    271,900    362,600    453,200      543,900      634,500      725,200
 1,200,000    297,000    395,900    494,900      593,900      692,900      791,900
 1,300,000    322,000    429,300    536,600      643,900      751,200      858,500
 1,400,000    347,000    462,600    578,300      693,900      809,600      925,200
 1,500,000    372,000    496,000    619,900      743,900      867,900      991,900
 1,600,000    397,000    529,300    661,600      793,900      926,300    1,058,600
 1,700,000    422,000    562,600    703,300      844,000      984,600    1,125,300
 1,800,000    447,000    596,000    745,000      894,000    1,043,000    1,191,900
 1,900,000    472,000    629,300    786,600      944,000    1,101,300    1,258,600
 2,000,000    497,000    662,709    828,300      994,000    1,159,600    1,325,300
 2,100,000    522,000    696,000    870,000    1,044,000    1,218,000    1,392,000


     Covered compensation includes regular annual earnings, cash bonus, the value of awards under the Stock Compensation Program, and dividend equivalents paid on non-vested CEC units. The calculation of retirement benefits is based upon final average earnings (the average of the highest covered compensation during the five consecutive years out of the last ten years of employment with the Company). The benefits are subject to an offset based on the Age 65 Primary Social Security Benefit. Five-Year Average Covered Compensation for the Named Officers as of the end of the last fiscal year is: Mr. R. S. Larsen $1,702,828; Mr. R. N. Wilson $1,300,490; Mr. C. H. Johnson $722,097; Mr. G. S. Frazza $660,049; and Mr. R. G. Gelbman $555,188. The approximate years of service for each Named Officer as of the end of the last fiscal year is: Mr. R. S. Larsen 32 years; Mr. R. N. Wilson 31 years; Mr. C. H. Johnson 39 years; Mr. G. S. Frazza 30 years; and Mr. R. G. Gelbman 24 years.

     As permitted by the Employee Retirement Income Security Act of 1974, the Company has adopted a supplemental plan which is designed to provide the amount of retirement benefit which cannot be paid from the Retirement Plan by reason of certain Internal Revenue Code limitations on qualified plan benefits. The amounts shown in the Pension Plan Table include the amounts payable under the supplemental plan.

             PROPOSAL FOR JOHNSON & JOHNSON EXECUTIVE INCENTIVE PLAN

     In order to permit the deductibility under the Internal Revenue Code of 1986, as amended (the "Code"), of cash and/or stock bonuses awarded to certain executive officers of the Company, the Board of Directors is recommending the adoption of the Executive Incentive Plan (the "Plan") which would define and limit amounts which may be awarded to certain executive officers of the Company (the "Eligible Executives") and which amounts would qualilfy as performance-based compensation under Section 162(m) of the Code.

     The Plan would establish a performance goal prohibiting the payment of any annual bonuses to Eligible Executives under the Plan unless there are positive "Consolidated Earnings" (as defined in the Plan) for the year for which the bonuses are paid. The maximum bonus payable to an individual who is Chairman or Vice Chairman or is otherwise part of the Office of the Chairman during any part of the year would be limited to .08% of Consolidated Earnings for such year. The maximum bonus payable to any other person who is an Eligible Executive during any part of the year would be limited to .04% of Consolidated Earnings for such year. The Compensation Committee of the Board of Directors (the "Committee") would exercise discretion within the above maximums in determining the amount of individual awards.

     As proposed, "Consolidated Earnings" would mean consolidated net income for any year, adjusted to omit the effects of extraordinary items, discontinued operations and the cumulative effects of changes in accounting principles, all as shown on the audited consolidated statement of income of the Company and as determined in accordance with generally accepted accounting principles.

     THE BOARD RECOMMENDS A VOTE FOR APPROVAL OF THE EXECUTIVE INCENTIVE PLAN.

     The primary features of the Plan are summarized below. The summary is qualified in its entirety by reference to the specific provisions of the Plan, the full text of which is set forth as Exhibit I to this Proxy Statement.

SUMMARY OF PLAN

     The Plan is administered by the Committee, which is composed of "outside directors" who are "disinterested persons" as such terms are defined under the Code and Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, respectively. The Plan defines eligible employees as the Chairman and any Vice Chairman and any other officer of the Company who has been designated a part of the Office of the Chairman or elected a Member of the Executive Committee of the Company.

     No awards will be made for any year unless there are Consolidated Earnings (as described above) for that year. Following receipt of a report from the Company's independent accountants of such maximum amount for any year, the Committee shall determine the maximum amount available for individual awards under the Plan for such year and shall certify that all awards granted under the Plan are within the amount limitations described below.

     The Eligible Executives to whom awards will be made and the amount of their individual awards will be determined by the Committee, taking into consideration the recommendations of the Chairman (for all Eligible Executives other than the Chairman), the employee's contribution to the achievement of the Company's objectives and such other matters as the Committee deems relevant. The maximum award that may be payable for any year to an individual who is the Chairman or Vice Chairman or is otherwise designated part of the Office of the Chairman during any part of the year would be .08% of Consolidated Earnings for such year. The maximum award that may be payable for any year to any other Eligible Executive would be .04% of Consolidated Earnings for such year. Awards may be made to Eligible Executives who retired or whose employment terminated during such year or to the designee or estate of any such Eligible Executive who died during such year.

     All awards will be in cash or Common Stock of the Company, as determined by the Committee, and will be paid currently, unless the Committee determines that any award in cash or Common Stock or any portion of any such award shall be deferred. Deferred awards may be paid in one lump sum or in installments and may bear interest or dividend equivalents, all as the Committee determines. Any Common Stock awarded under the Plan will serve to reduce the 4 million shares of Common Stock which are available for distribution under the 1995 Stock Compensation Plan approved at the 1995 Annual Meeting of Stockholders. Accordingly, approval of the Plan will not increase the aggregate number of shares of Common Stock available for distribution under the Company's compensation plans. Shares awarded under the Plan may, in the discretion of the Committee, consist either in whole or in part of authorized but unissued shares of Common Stock or shares of Common Stock held in the treasury of the Company. Stockholders will have no preemptive rights with regard to these shares. The number and kind of shares subject to the Plan, including shares of Common Stock covered by any outstanding deferred award, would be appropriately adjusted in the event of any change in the capital structure of the Company.

     The Committee shall have the right to amend the Plan. Any amendment that would (i) change the maximum award that might be payable to any Eligible Executive, (ii) materially change the definition of Consolidated Earnings or
(iii) increase the number of shares available for award under the Plan (other than as a result of a change in the capital structure of the Company) will be subject to stockholder approval. The Committee may also repeal the Plan or direct the discontinuance of awards on a temporary or permanent basis.

     Based on the Company's interpretation of existing federal tax law, including the regulations under Section 162(m) of the Code, all awards paid pursuant to the Plan will be deductible by the Company. In each instance, the award will be taxable to the employee in the year received.

     There are currently eight Eligible Executives (two of whom are part of the Office of the Chairman) who would be eligible for awards under the Plan for 1996. However, no determination has been made as to the amounts of awards that will be granted to specific individuals in the future. (See the Summary Compensation Table for information relating to prior incentive compensation awards to named executive officers.) Other incentive compensation plans have been established on a Company-wide or operating unit basis under which employees (including Eligible Executives) may receive awards at the discretion of management.

     The affirmative vote of a majority of the shares of Common Stock voted at the meeting is required for approval of the Executive Incentive Plan.

                       APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors has appointed Coopers & Lybrand L.L.P. as the independent auditors for the Company and its subsidiaries for the fiscal year 1996. Stockholder ratification of the appointment is not required under the laws of the State of New Jersey, but the Board has decided to ascertain the position of the stockholders on the appointment. The Board of Directors will reconsider the appointment if it is not ratified. The affirmative vote of a majority of the shares voted at the meeting is required for ratification.

     Representatives of Coopers & Lybrand L.L.P. are expected to be present at the meeting and will be allowed to make a statement if they wish. Additionally, they will be available to respond to appropriate questions from stockholders during the meeting.

                                  OTHER MATTERS

     The Board of Directors does not intend to bring other matters before the meeting except items incident to the conduct of the meeting. However, on all matters properly brought before the meeting by the Board or by others, the persons named as proxies in the accompanying proxy, or their substitutes, will vote in accordance with their best judgment.

                                                                    EXHIBIT I

                                JOHNSON & JOHNSON

                            EXECUTIVE INCENTIVE PLAN
                           (EFFECTIVE JANUARY 1, 1996)

I. PURPOSE

     The purpose of the Johnson & Johnson Executive Incentive Plan (the "Plan") is to attract and retain highly qualified individuals as executive officers; to obtain from each the best possible performance; to underscore the importance to them of achieving particular business objectives established for Johnson & Johnson; and to include in their compensation package a bonus component which is intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), which compensation would be deductible by Johnson & Johnson under the Internal Revenue Code.

II. DEFINITIONS

     For the purposes of the Plan, the following terms shall have the following meanings:

          A. AWARDS. The cash and/or stock bonus awards made pursuant to the Plan.

          B. BOARD OF DIRECTORS. The Board of Directors of Johnson & Johnson.

          C. COMMITTEE. The Compensation Committee of the Board of Directors or any successor thereto.

          D. COMMON STOCK. The common stock of the Corporation, par value $1.00 per share.

          E. CONSOLIDATED EARNINGS. Consolidated net income for the year for which an Award is made, adjusted to omit the effects of extraordinary items, discontinued operations and the cumulative effects of changes in accounting principles, all as shown on the audited consolidated statement of income of the Corporation and its subsidiaries and as determined in accordance with generally accepted accounting principles.

          F. CORPORATION. Johnson & Johnson.

          G. ELIGIBLE EMPLOYEE. An Employee who is an Executive Officer of the Corporation.

          H. EMPLOYEE. An individual who is on the active payroll of the Corporation or a subsidiary of the Corporation at any time during the period for which an Award is made.

          I. EXECUTIVE OFFICER. The Chairman and any Vice Chairman of the Board of Directors and any other officer of the Corporation who has been designated a part of the Office of the Chairman or elected a Member of the Executive Committee of the Corporation.

          J. FAIR MARKET VALUE. The average between the highest and lowest quoted selling price per share of Common Stock on the New York Stock Exchange Composite Transactions Tape on the grant date, provided that if there shall be no sales of shares of Common Stock on such date, the Fair Market Value shall be deemed equal to the average between the highest and lowest sales price of a share of Common Stock on such Composite Tape for the last preceding date on which sales of shares of Common Stock were reported.

III. EFFECTIVE DATE; TERM

     The Plan is effective as of January 1, 1996, subject to approval by the Corporation's stockholders at the Corporation's 1996 Annual Meeting of Stockholders, and shall remain in effect until such time as it shall be terminated by the Board of Directors.

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IV. AMOUNTS AVAILABLE FOR AWARDS; SHARES SUBJECT TO THE PLAN

     A. Awards with respect to any taxable year of the Corporation shall not exceed the limitations specified in Section VI of the Plan.

     B. Awards that are granted under the Plan in the form of stock, in whole or in part, may be made in the aggregate of not more than 4 million shares of Common Stock less the aggregate number of shares of Common Stock awarded under the 1995 Stock Compensation Plan of the Corporation, subject in each case, to adjustment as hereinafter provided. These shares may, in the discretion of the Committee, consist either in whole or in part of authorized but unissued shares of Common Stock or shares of Common Stock held in the treasury of the Corporation.

     C. In the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, any separation (including a spinoff or other distribution of stock or property), any partial or complete liquidation or any other change in the corporate structure or shares of the Corporation, the Committee shall make such adjustment as is equitably required in the number and kind of shares authorized by and for the Plan or in the number of shares of Common Stock covered by any outstanding deferred Award.

V. ELIGIBILITY FOR AWARDS

     Awards for any period may be granted to those Eligible Employees who are selected by the Committee. Such selections, except in the case of the Corporation's Chairman, shall be made after considering the recommendations of the Chairman. The Committee shall also give consideration to the contribution made by the Eligible Employee to achievement of the Corporation's established objectives and such other matters as it shall deem relevant.

     In the discretion of the Committee, Awards may be made to Eligible Employees who have retired or whose employment has terminated after the beginning of the year for which an Award is made, or to the designee or estate of an Eligible Employee who died during such period.

VI. DETERMINATION OF AMOUNTS OF AWARDS

     The maximum Award payable with respect to any taxable year of the Corporation to any Eligible Employee who is the Chairman or a Vice Chairman of the Board of Directors or any other officer who has been designated a part of the Corporation's Office of the Chairman during all or any portion of such taxable year shall not exceed .08% of Consolidated Earnings for such year. The maximum Award payable with respect to any taxable year of the Corporation to any other Eligible Employee shall not exceed .04% of Consolidated Earnings for such year. The amounts of Awards to Eligible Employees shall be determined by the Committee acting in its discretion subject to the maximum amounts set forth above. Such determinations, except in the case of the Award for the Chairman, shall be made after considering the recommendations of the Chairman and such other matters as the Committee shall deem relevant. The Committee, acting in its discretion, may determine to pay a lesser award than the maximum specified herein.

     Awards may be made at any time following the end of the taxable year; provided, however, that no Awards shall be made until the Committee receives assurances from both the Corporation's Chief Financial Officer and its independent accountants that the amount of such Award does not exceed the applicable limitation under this Section VI and the Committee certifies in writing that such limitation has not been exceeded. For purposes of making these determinations, the value of the Common Stock component of any Award shall be its Fair Market Value.

VII. FORM OF AWARDS

     Awards under the Plan shall be made in cash or Common Stock, as the Committee shall determine, subject to the limitations set forth in Section IV.

VIII. PAYMENT OF AWARDS

     A. Awards under the Plan shall be paid currently, unless the Committee shall determine that any Award in cash or Common Stock or any portion thereof shall be deferred. Deferred Awards may be made in one lump sum or in installments and may bear interest in the case of any deferred cash Award or dividend equivalents in the case of any deferred Common Stock Award, all as the Committee shall determine.

     B. When an Award is made, the Corporation shall cause the cash or Common Stock to be paid or issued to the Eligible Employee at the time or times specified by the Committee or, if no time or times is specified, as soon as practicable after the Award is made.

IX. SPECIAL AWARDS AND OTHER PLANS

     A. Nothing contained in the Plan shall prohibit the Corporation or any of its subsidiaries from establishing other special awards or incentive compensation plans providing for the payment of incentive compensation to Employees (including Eligible Employees).

     B. Payments or benefits provided to an Eligible Employee under any stock, deferred compensation, savings, retirement or other employee benefit plan are governed solely by the terms of such plan.

X. ADMINISTRATION, AMENDMENT AND INTERPRETATION OF THE PLAN

     A. Except as otherwise provided in the Plan, the Committee shall administer the Plan. The Committee shall consist of not less than three members of the Board of Directors. No director shall be eligible to serve as a member of such Committee unless such person is a "disinterested person" within the meaning of Rule 16b-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, and an "outside director" within the meaning of Section 162(m) of the Internal Revenue Code. Committee members shall not be eligible to participate in the Plan while members of the Committee. The Committee shall have full power to construe and interpret the Plan, establish and amend rules and regulations for its administration, and perform all other acts relating to the Plan, including the delegation of administrative responsibilities, that it believes reasonable and proper and in conformity with the purposes of the Plan.

     B. The Committee shall have the right to amend the Plan from time to time or to repeal it entirely or to direct the discontinuance of Awards either temporarily or permanently; provided, however, that (i) no amendment of the Plan shall operate to annul, without the consent of the Eligible Employee, an Award already made hereunder, and (ii) no amendment of the Plan that (x) changes the maximum Award payable to any Eligible Employee, as set forth in Section VI, (y) materially amends the definition of Consolidated Earnings or (z) increases the amount of shares available for awards under the Plan (except as contemplated by Section IV.C.) shall be effective before approval by the affirmative vote of a majority of shares voting at a meeting of the stockholders of the Corporation.

     C. Any decision made, or action taken, by the Committee arising out of or in connection with the interpretation and/or administration of the Plan shall be final, conclusive and binding on all persons affected thereby.

XI. RIGHTS OF ELIGIBLE EMPLOYEES

     A. Neither the Plan, nor the adoption or operation of the Plan, nor any documents describing or referring to the Plan (or any part hereof) shall confer upon any Employee any right to continue in the employ of the Corporation or a subsidiary of the Corporation.

     B. No individual to whom an Award has been made or any other party shall have any interest in the cash or Common Stock, or any other asset of the Corporation until such amount has been paid or issued. To the extent that any party acquires a right to receive payments of cash and/or share certificates under the Plan, such party shall have the status of unsecured creditor of the Corporation with respect to such right.

     C. No right or interest of any Eligible Employee in the Plan shall be assignable or transferable, or subject to any claims of any creditor or subject to any lien.

XII. MISCELLANEOUS

     A. All expenses and costs incurred in connection with the operation of the Plan shall be borne by the Corporation, and no part therefor (other than the amounts of Awards under the Plan) shall be charged against the maximum limitation of Section VI.

     B. All Awards under the Plan are subject to withholding, where applicable, for federal, state and local taxes.

     C. Any provision of the Plan that is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of the Plan.

     D. The Plan and the rights and obligations of the parties to the Plan shall be governed by, and construed and interpreted in accordance with, the law of the State of New Jersey (without regard to principles of conflicts of law).

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                                                            Notice of
                                             &              1996 Annual
                                                            Meeting and
                                                            Proxy
                                                            Statement
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                                    APPENDIX
                    (Pursuant to Rule 304 of Regulation S-T)

1. Page 13 contains a description in tabular form of a graph entitled "Stockholder Return Performance Graph" which represents the comparison of the cumulative total stockholder return on the Company's Common Stock against the cumulative total return of the Standard and Poor's 500 Stock Index and the Standard and Poor's Diversified Health Care Index for the period of five years commencing December 31, 1990 and ending December 31, 1995, which graph is contained in the paper format of this Proxy Statement being sent to Stockholders.

                               JOHNSON & JOHNSON

               Proxy Solicited by the Board of Directors for the
                Annual Meeting of Stockholders on April 25, 1996


        The undersigned hereby appoints G.S. Frazza, C.H. Johnson and R.N. Wilson and each or any of them as proxies, with full power of
 P      substitution and revocation, to represent the undersigned and to vote
 R      all shares of the Common Stock of Johnson & Johnson which the
 O      undersigned is entitled to vote at the Annual Meeting of Stockholders
 X      of the Company to be held on April 25, 1996 at 10:00 a.m. at the Hyatt
 Y Regency Hotel, Two Albany Street, New Brunswick, New Jersey, and any adjournment thereof, upon the matters listed on the reverse side hereof and, in their discretion, upon such other matters as may properly come before the meeting. The proxies appointed hereby may act by a majority of said proxies present at the meeting (or if only one is present, by that one).

Election of Directors. Nominees:

James W. Black, Gerard N. Burrow, Joan G. Cooney, James G. Cullen, Philip M. Hawley, Clark H. Johnson, Ann D. Jordan, Arnold G. Langbo, Ralph S. Larsen, John S. Mayo, Thomas S. Murphy, Paul J. Rizzo, Maxine F. Singer,
Roger B. Smith, Robert N. Wilson.

                          (change of address/comments)

              --------------------------------------------------------

              --------------------------------------------------------

              --------------------------------------------------------

              --------------------------------------------------------
              (If you have written in the above space, please mark the
               corresponding box on the reverse side of this card.)

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The Proxies cannot vote your shares unless you sign and return this card.

                                                                SEE REVERSE SIDE


                             DETACH PROXY CARD HERE
--------------------------------------------------------------------------------

[X] Please mark your
    votes as in this
    example

This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR election of directors, FOR proposal 2 and FOR proposal 3.

The Board of Directors recommends a vote FOR proposals 1, 2 and 3.
                                        FOR   WITHHELD
1. Election of Directors (see reverse)  [ ]     [ ]

For, except vote withheld from the following nominee(s):

--------------------------------------------------------

                                             FOR   AGAINST   ABSTAIN
2. Approval of the Johnson & Johnson         [ ]     [ ]       [ ]
   Executive Incentive Plan

3. Ratification of Coopers and Lybrand,      [ ]     [ ]       [ ]
    L.L.P. as independent auditors

Change of Address/Comments on Reverse Side   [ ]


The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof.

Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
--------------------------------------------------------------------------------

SIGNATURE(S) ____________________________________________ DATE ________________

               PLEASE CAREFULLY DETACH HERE AND RETURN THIS PROXY
                        IN THE ENCLOSED REPLY ENVELOPE.

                               JOHNSON & JOHNSON

                            The Signature of Quality